Exhibit 99.1

Mesa Royalty Trust Announces Approval of Continued Trading on NYSE

MESA ROYALTY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS
RELEASE

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS December 12, 2008 - On November 26, 2008, The Bank of New York Mellon Trust Company, N.A., the Trustee of Mesa Royalty Trust (the “Trust”) (NYSE: MTR), submitted to the New York Stock Exchange, Inc. (the “NYSE”) a second request for an additional six-month trading period in light of the Trust’s failure to file its annual report on Form 10-K for the period ending December 31, 2007 (the “2007 Form 10-K”).  As previously disclosed, the Trust failed to file its 2007 Form 10-K timely pursuant to Section 203.01 (Reporting Financial Information to Shareholders) of the NYSE’s Listed Company Manual and, as a result, is subject to the procedures under Section 802.01E (SEC Annual Report Timely Filing Criteria) of the NYSE’s Listed Company Manual.   The Trust was originally granted an additional trading period on October 16, 2008, giving the Trust until December 1, 2008 to complete and file the 2007 Form 10-K, subject to reassessment on an ongoing basis and compliance with the milestones and timing outlined in the request for the additional six-month trading period.

The second request for an additional trading period was approved by the NYSE on December 5, 2008, giving the Trust until April 15, 2009 to complete and file the 2007 Form 10-K, subject to reassessment on an ongoing basis.

The Trust’s units remain listed on the NYSE under the symbol MTR, but have been assigned a “.LF” indicator by the NYSE to signify that the Trust is on the “late filer” list.  The Trust will remain on the late filer list until such time as the Trust is current with all of its periodic reports filed with the Securities and Exchange Commission.  Although the Trust intends to cure the deficiencies and to return to compliance with the NYSE continued listing requirements, there can be no assurance that it will be able to do so.    In the event that the Trust is unable to return to compliance with the NYSE continued listing requirements by April 15, 2009, the NYSE will move forward with the initiation of suspension and delisting procedures.

The Trust is awaiting the completion of reserve information by the Trust’s independent reserve engineer, and the Trustee intends to complete the audited financial statements for the year ended December 31, 2007 and to file the 2007 Form 10-K as soon as possible after receipt of this information.

Contact:	Mesa Royalty Trust
The Bank of New York Trust Company, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

www.businesswire.com/cnn/mtr.htm

919 Congress Avenue, Austin, TX 78701